Exhibit 21

LIST OF SUBSIDIARIES

The following is a list of subsidiaries and Opta’s ownership percentage as of June 30, 2005:

Name of Subsidiary	Percentage of Ownership	State or other Jurisdiction of Incorporation
Correlant Communications, Inc. (1)	66%	Delaware
GoVideo DigiTech (Huizhou) Co., Ltd.	100%	China
Lotus Pacific Communications Technology (Beijing) Co., Ltd. (2)	100%	China
Opta Systems, LLC	100%	Delaware

(1)   Subsequent to June 30, 2005, Correlant Communications, Inc was dissolved.

(2)   Opta is in the process of dissolving Lotus Pacific Communications Technology, Co. Ltd. But the dissolution has not yet been completed.

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